SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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Kite Realty Group Trust

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KITE REALTY GROUP TRUST

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 6, 2008

____________________

Dear Shareholder:

You are cordially invited to attend our 2008 annual meeting of shareholders to be held on Tuesday, May 6, 2008, at 9:00 a.m., local time, at

30 S. Meridian Street

Eighth Floor

Indianapolis, IN 46204

for the following purposes:

1.	To elect seven trustees to serve one-year terms expiring in 2009;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

3	To adopt the Kite Realty Group Trust 2008 Employee Share Purchase Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 20, 2008 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Trustees,

DAME PROUT
Secretary

Indianapolis, Indiana

April 11, 2008

TABLE OF CONTENTS

ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF TRUSTEES	3
EXECUTIVE OFFICERS	5
INFORMATION REGARDING CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MEETINGS	5
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
PROPOSAL 3: APPROVAL OF THE KITE REALTY GROUP TRUST 2008 EMPLOYEE SHARE PURCHASE PLAN	13
COMPENSATION DISCUSSION AND ANALYSIS	15
COMPENSATION COMMITTEE REPORT	20
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	20
COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES	21
EQUITY COMPENSATION PLAN INFORMATION	30
REPORT OF THE AUDIT COMMITTEE	31
PRINCIPAL SHAREHOLDERS	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
OTHER MATTERS	36

KITE REALTY GROUP TRUST

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

_____________________

PROXY STATEMENT

_____________________

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2008 annual meeting of shareholders, to be held at 9:00 a.m, local time, on Tuesday, May 6, 2008 at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees, or the Board. “We,” “our,” “us,” and the “Company” refer to Kite Realty Group Trust. This proxy statement, the enclosed proxy card and our 2007 annual report to shareholders are first being mailed to shareholders beginning on or about April 11, 2008.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 20, 2008, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 20, 2008, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 20, 2008.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 20, 2008 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 29,076,441 common shares outstanding.

How do I vote?

You may vote by you or your duly authorized agent completing and returning the accompanying proxy card or you may attend the meeting and vote in person.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, “FOR” the adoption of the Kite Realty Group Trust 2008 Employee Share Purchase Plan, and as recommended by our Board of Trustees with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of seven trustees, each with terms expiring at the 2008 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2009 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are “independent” trustees under the rules of the New York Stock Exchange, or NYSE: William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss and Michael L. Smith.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2009 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age	Title

Alvin E. Kite, Jr.	74	Chairman of the Board of Trustees
John A. Kite	42	President, Chief Executive Officer, and Trustee
William E. Bindley	67	Trustee
Dr. Richard A. Cosier	60	Trustee
Eugene Golub	77	Trustee
Gerald L. Moss	72	Trustee
Michael L. Smith	59	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he has served as a trustee.

Alvin E. Kite, Jr. has served as a trustee since our formation in March 2004 and as our Chairman of the Board of Trustees since our initial public offering in August 2004. Prior to our initial public offering, Mr. Kite was the founder and Chairman of our predecessor companies and other affiliated companies (“Kite Companies”). Mr. Kite is active in numerous Indianapolis-based charitable organizations, including Indianapolis Symphony Orchestra, Indianapolis Tennis Championships, Inc., Crossroads of America Council BSA, and Tau Beta Pi Association (membership status conferred by invitation to academic honors students in The Citadel’s school of engineering). Mr. Kite graduated from The Citadel with a Bachelor of Science in Electrical Engineering. Alvin E. Kite, Jr. is John A. Kite’s father.

John A. Kite has served as a trustee since our formation in March 2004 and as our Chief Executive Officer and President since our initial public offering in August 2004. Prior to our initial public offering, he had served as President and Chief Executive Officer of Kite Companies since 1997. Mr. Kite is responsible for the Company’s strategic planning, operations, acquisitions and capital markets activities. In 1990, Mr. Kite joined Kite Development Corporation as Chief Financial Officer. In this role he was responsible for project financing, negotiating with banks and private investors, and restructuring investments in Kite Companies’ projects. In 1994, he became President of KMI Realty Advisors, Inc., an SEC registered full-service real estate advisory firm that currently oversees diverse real estate holdings for pension fund clients. Mr. Kite began his career in 1987 at Harris Trust and Savings Bank in Chicago. He holds a B.A. in Economics from DePauw University and is Alvin E. Kite, Jr.’s son.

William E. Bindley has served as a trustee since our initial public offering in August 2004 and is currently our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. From 1992 to October 2005, he was Chairman and the founder of

Priority Healthcare Corporation, a Nasdaq-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health in February 2001. He serves on the board of Shoe Carnival, Inc., a Nasdaq-listed company. He previously served on the boards of Cardinal Health, Key Banks, NA (Cleveland, Ohio), Bindley Western Industries and Priority Healthcare Corporation. He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the Board of the Purdue Research Foundation and the President’s Advisory Council at Purdue.

Dr. Richard A. Cosier has served as a trustee since our initial public offering in August 2004. He has served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University since 1999. From 2001 through 2004 he was the Director of the Burton D. Morgan Center for Entrepreneurship in Purdue’s Discovery Park. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who’s Who in America and served on the boards at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. Dr. Cosier is on the boards of directors of the AACSB, the international accreditation agency for business schools and Roll Coater Company. His community service includes, among others, serving as director of the Lafayette-West Lafayette Development Corporation and serving on the Executive Committee of the Greater Lafayette Community Development Corporation.

Eugene Golub has served as a trustee since our initial public offering in August 2004. He is the founder and since 1960 has been Chairman of Golub & Company, a private company which has been involved in more than $3 billion in real estate transactions. Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the board of The Family Institute, and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and, in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

Gerald L. Moss has served as a trustee since our initial public offering in August 2004. He is honorary of counsel with Bingham McHale, LLP, an Indianapolis, Indiana law firm. He has extensive experience in the areas of corporate and real estate law. For over 30 years he served as general counsel for the Capital Improvement Board of Marion County, Indiana (CIB). His duties included providing legal counsel relative to the development of the Indiana Convention Center, RCA Dome and other CIB facilities and the operation of the Convention Center and Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His university and community experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law Alumni Association. He also serves as a member of the Law School’s Board of Visitors and is a recipient of the School’s Distinguished Service Award. He was awarded the prestigious Sagamore of the Wabash by the Governor of Indiana.

Michael L. Smith has served as a trustee since our initial public offering in August 2004. He retired from his position as Executive Vice President and Chief Financial Officer of WellPoint, Inc., formerly Anthem, Inc., a health insurance company, in 2005, positions he had held since 1999. Prior to that, he served as Senior Vice President of Anthem, Inc. and Chief Financial Officer of Anthem Blue Cross and Blue Shield’s operations in the Midwest and Connecticut. Mr. Smith currently serves on the boards of directors of the following public companies: HHGregg, Inc., Vectren Corporation, Emergency Medical Services Corporation, Calumet Specialty Products Partners L.P., and InterMune, Inc. Mr. Smith also serves as a director of several private companies and not-for-profit organizations including Finishmaster, Inc., LDI Ltd, LLC, and Klipsch Group and The Central Indiana Community Foundation and is also a member of the Indiana Commission on Higher Education. Mr. Smith is a member of the board of trustees of DePauw University, the Indianapolis Museum of Art, and Lumina Foundation for Education.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Trustees.

Name	Age	Title

Alvin E. Kite, Jr.	74	Chairman of the Board of Trustees
John A. Kite	42	President, Chief Executive Officer, and Trustee
Thomas K. McGowan	43	Senior Executive Vice President and Chief Operating Officer
Daniel R. Sink	40	Executive Vice President and Chief Financial Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Alvin E. Kite, Jr. and John A. Kite, whose positions and backgrounds are described above.

Thomas K. McGowan has been our Senior Executive Vice President and Chief Operating Officer since 2007. Previously, he was Executive Vice President and Chief Operating Officer since our initial public offering in August 2004. Mr. McGowan also had been Executive Vice President and one of the partners of Kite Companies since 1995. He is primarily responsible for new project development, land acquisition, real estate property management and general operational and organizational functions of the development and construction groups. Before joining Kite Companies, Mr. McGowan worked eight years for real estate developer Mansur Development Corporation. In his 20 years in the real estate development business, Mr. McGowan has coordinated the development of shopping centers, Class A office buildings, medical facilities, industrial buildings, planned unit developments, and full service hotels.

Daniel R. Sink has been our Executive Vice President and Chief Financial Officer since 2007. Previously, he was Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. Mr. Sink had been the Chief Financial Officer of Kite Companies since 1999. His responsibilities include overseeing the real estate finance area, corporate accounting, corporate tax planning, financial budgeting and administration. From 1989 through 1999, Mr. Sink was employed by Olive, LLP (which subsequently merged into BKD, LLP), one of the fifteen largest accounting firms in the country, acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant.

INFORMATION REGARDING CORPORATE GOVERNANCE AND

BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees. In addition, our Board of Trustees has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officer and senior financial officers. To view our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at www.kiterealty.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as “independent” unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon a listed company’s trustee independence:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;
•

a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•

a trustee who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not independent; and a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•

a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•

a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss and Michael L. Smith is “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bindley, Cosier, Golub, Moss and Smith has no known relationship with the Company. John A. Kite is not independent as he is an employee of the Company and is Alvin E. Kite, Jr.’s son. Alvin E. Kite, Jr. is not independent as he is an employee of the Company and is John A. Kite’s father.

Lead Trustee

Our Board of Trustees established the position of “lead” independent trustee in connection with our initial public offering in August 2004. The lead trustee is selected on an annual basis by the Board of Trustees from among the independent trustees. William E. Bindley currently serves as our lead independent trustee. The role of the lead trustee is to serve as liaison between (a) the Board of Trustees and management, including the Chief Executive Officer, (b) independent trustees and (c) interested third parties and the Board of Trustees.

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these sessions.

Communications with the Board

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2007, the Board of Trustees met four times, including telephonic meetings. Each trustee attended all Board and applicable committee meetings on which he served during his period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company’s annual meetings of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards.

The table below provides membership information for each of the Board committees as of March 20, 2008:

Name	Audit		Compensation		Corporate Governance and Nominating

William E. Bindley			X	*	X
Dr. Richard A. Cosier	X				X
Eugene Golub			X
Gerald L. Moss	X				X	*
Michael L. Smith	X	*	X

____________________
*	Committee Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualification, performance and independence of our independent auditors; and
•	the performance of our internal audit function.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they have encountered in the course of the audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the Securities and Exchange Commission, or SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that Michael L. Smith is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Our Audit Committee’s charter and the corporate governance rules of the NYSE require that in the event a trustee simultaneously serves on the audit committee of more than three public companies, the Board of Trustees must determine that such simultaneous service would not impair the ability of that member to effectively serve on our Audit Committee and disclose that determination. Michael L. Smith currently serves on the audit committees of five public companies. In accordance with our Audit Committee’s charter and the corporate governance rules of the NYSE, the Board of Trustees has determined that serving on a total of five audit committees does not impair Mr. Smith’s ability to effectively serve on our audit committee.

During 2007, the Audit Committee met five times, including telephonic meetings.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•

review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, as directed by the board, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, as directed by the board, the compensation of the other executive officers;
•	make recommendations to the Board of Trustees regarding compensation of trustees;
•	recommend, implement and administer our incentive and equity-based compensation plans;
•	oversee and assist the Company in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement and/or annual report on Form 10-K;
•	provide for inclusion in the Company’s proxy statement a description of the processes and procedures for the consideration and determination of executive and trustee compensation; and
•	prepare and submit for inclusion in the Company’s proxy statement and/or annual report on Form 10-K a Compensation Committee Report.

The compensation for our named executive officers is comprised of three principal components: base salary, annual incentive compensation and share-based incentive awards. Total compensation also includes health, disability and life insurance and certain perquisites. At its first regularly scheduled meeting each year, the Compensation Committee evaluates the components of each named executive officer’s total compensation. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the named executive officers who report to him. Such named executive officers are not present at the time of these deliberations. The Compensation Committee may accept or reject such recommendations and also makes the sole determination of the compensation for the Chief Executive Officer and Chairman of the Board. The Compensation Committee may utilize the services of a compensation consultant from time to time. For example, in 2006 the Compensation Committee retained Watson,

Wyatt & Company to provide suggestions regarding the design of a long-term incentive program for 2007 and beyond, which the Compensation Committee took into account when it considered incentive awards for 2007 performance.

The Compensation Committee does not delegate any aspects of making share-based incentive award grants to Company employees, although it reserves the right to authorize the Chief Executive Officer to approve such grants to lower level employees in the future.

During 2007, the Compensation Committee met four times, including telephonic meetings.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;
•

recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;
•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;
•	oversee the evaluation of the Board of Trustees and its committees and management;
•	ensure that we are in compliance with all NYSE corporate governance listing requirements; and
•	review and evaluate potential related party transactions in accordance with policies and procedures adopted by the Company from time to time.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee’s goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1)	high integrity;

(2)	an ability to exercise sound judgment;

(3)	an ability to make independent analytical inquiries;

(4)	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5)	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1)	whether the person possesses specific expertise in the real estate industry and familiarity with general issues affecting the Company’s business;

(2)	whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3)	whether the person would qualify as an “independent” trustee under the NYSE’s listing standards and our corporate governance guidelines;

(4)	the importance of continuity of the existing composition of the Board of Trustees; and

(5)	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Corporate Governance and Nominating Committee may consult with other members of the Board of Trustees in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting, and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for renomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder’s notice must set forth:

(1)

as to each person that the shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

(2)

as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

During 2007, the Corporate Governance and Nominating Committee met five times, including telephonic meetings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our audit committee’s selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal 2. For purposes of approving proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board of Trustees and the audit committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the audit committee of our Board of Trustees will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2008.

Relationship with Independent Registered Public Accounting Firm

Fees

Our consolidated financial statements for the year ended December 31, 2007 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for the last fiscal year.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the years ended December 31, 2007 and December 31, 2006:

	2007		2006

Audit Fees	$573,000	(1)	$613,000	(1)
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—

Total	$573,000		$613,000

____________________
(1)

Audit Fees for 2007 and 2006 represent fees for the audit of the financial statements, the attestation on management’s annual report on internal control over financial reporting and the effectiveness of internal control over financial reporting and services associated with SEC registration statements.

All audit services provided by Ernst & Young LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $150,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

PROPOSAL 3: APPROVAL OF THE KITE REALTY GROUP TRUST 2008 EMPLOYEE SHARE PURCHASE PLAN

This section provides a summary of the terms of the Kite Realty Group Trust 2008 Employee Share Purchase Plan (the “Plan”) and the proposal to adopt the Plan.

The Board of Trustees approved the Plan, subject to approval of shareholders at the Company’s next annual meeting. We are asking our shareholders to approve the adoption of the Plan as we believe it will be a valuable tool in motivating our employees and encouraging ownership in the Company. The purpose of the Plan is to enable eligible employees and trustees of the Company or any of its participating affiliates, through payroll deductions or periodic cash payments, to purchase our common shares, to increase the employees' interest in our growth and success and encourage employees to remain in the employ of the Company or its participating affiliates. There are currently no participants in the Plan. Because participation in the Plan is subject to the discretion of each eligible employee, the benefits or amounts that will be received by any participant or groups of participants if the Plan is approved are not currently determinable. As of the record date, there were approximately 130 employees, four executive officers, and five independent trustees of the Company and its subsidiaries who would be eligible to participate in the Plan.

The description of the Plan’s principal provisions are presented below. This summary is not complete and is qualified in its entirety by the terms of the Plan, which is attached to this proxy statement as Exhibit A.

Description of the Plan

A total of 500,000 common shares are available for purchase by eligible employees of the Company or any of its participating affiliates under the Plan. The common shares issuable under the Plan may be authorized but unissued shares or shares purchased on the open market.

The Plan permits eligible employees to elect to have a portion of their salary deducted by the Company to purchase our common shares (not less than $20.00 deductions each pay period). The Plan also permits eligible employees and trustees to make periodic cash payments to purchase our common shares. Common shares may be purchased at the end of each period, known as an offering period, at up to a 5% discount, at the discretion of our Compensation Committee. If the adoption of the Plan is approved by the shareholders, the first offering period is expected to begin June 1, 2008.

•

Administration & Interpretation. The Plan will be administered under the direction of the Compensation Committee. Subject to the express provisions of the Plan, the Compensation Committee will have authority to interpret the Plan, to prescribe, amend and rescind rules relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations will be final and binding upon all persons. No member of the Board or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan.

•

Eligible Employees. Any employee of the Company or any of its participating affiliates may participate in the Plan, except the following, who are ineligible to participate: (a) an employee who has been employed by the Company or any of its participating affiliates for less than 90 days as of the beginning of an offering period; (b) an employee whose customary employment is less than 20 hours per week; and (c) an employee who, after exercising his or her rights to purchase shares under the Plan, would own common shares (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of shares of the Company. The Compensation Committee may at any time in its sole discretion, if it deems it advisable to do so, terminate the participation of the employees of a particular participating affiliate.

•

Purchase Limitation. Notwithstanding any other provision of the Plan, no employee or trustee may purchase in any one calendar year under the Plan common shares having an aggregate fair market value in excess of $25,000.

•

Issuance of Common Shares and Sale of Plan Shares. On the last trading day of the purchase period, a participating employee will be credited with the number of common shares purchased for his or her account under the Plan during such purchase period. Shares purchased under the Plan will be held in the custody of an agent appointed by the Compensation Committee. The Compensation Committee will have the right to require that participating employees abstain from selling or otherwise transferring common shares purchased pursuant to the Plan for a period lasting up to six months from the date the shares were purchased.

•

Participation Adjustment. If in any purchase period the number of unsold shares that may be made available for purchase under the Plan is insufficient to permit exercise of all rights deemed exercised by all participating employees, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee's account after such exercise will be refunded to the employee.

•

Termination of Participation. A participating employee will be refunded all moneys in his or her account, and his or her participation in the Plan will be terminated if either (a) the Board elects to terminate the Plan, or (b) the employee ceases to be eligible to participate in the Plan. As soon as practicable following termination of an employee's participation in the Plan, the Company will deliver to the employee a check representing the amount in the employee's account and a share certificate representing the number of whole shares held in the employee's account. Once terminated, participation may not be reinstated for the then current offering period, but, if otherwise eligible, the employee may elect to participate in any subsequent offering period.

•

Term and Termination of the Plan. The Board may terminate the Plan at any time and for any reason or for no reason, provided that such termination shall not impair any rights of participating employees that have vested at the time of termination.

•

Amendment of the Plan. The Board may, at any time, amend the Plan in any respect; provided, however, that without approval of the shareholders of the Company no amendment shall be made (a) increasing the number of shares that may be made available for purchase under the Plan or (b) changing the eligibility requirements for participating in the Plan. No amendment may be made that impairs the vested rights of participating employees.

•

Governmental Regulation. The Company's obligation to issue, sell and deliver common shares pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance or sale of such shares.

•

Shareholder Rights. Any dividends paid on shares held by the Company for a participating employee's account will be transmitted to the employee. The Company will deliver to each participating employee who purchases common shares under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its shareholders. Any common shares held by the Agent for an employee's account will be voted in accordance with the employee's duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.

•

Rule 16b-3. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

•	Payment of Plan Expenses. The Company will bear all costs of administering and carrying out the Plan.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal 3. For purposes of approving proposal 3, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive relative to the compensation paid to similarly-situated executives at comparable publicly-traded REITs. The program is designed to reward both short- and long-term performance with the intention of aligning the interests of our senior executives and those of our shareholders. To affect this objective, a substantial portion of compensation is paid only to the extent that performance meets or exceeds pre-established corporate and individual goals that we believe will enhance shareholder value over the long-term. To that end, we believe that the compensation packages we provide to our named executive officers should include both cash and share-based incentive compensation that rewards performance as measured against these pre-established corporate and individual goals.

We believe that the overall compensation of our senior executives primarily should reflect their accomplishments as a management team in achieving established key operating objectives. We also believe that the achievement of these key objectives will ultimately enhance shareholder value as reflected in an increased market price of our shares. We believe that the compensation of our senior executives should not be based on the short-term performance of our shares, whether favorable or unfavorable. In this regard, the restricted shares granted to our senior executives vest over a service period ranging from three to five years. We believe that the long-term price of our shares will reflect our operating performance, which is indicative of the management of the company by our senior executives. Our senior executives also are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common shares decline.

The Compensation Committee (for purposes of this section, the “Committee”) of the Board of Trustees has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy as applied to the Chairman of the Board of Trustees, President and Chief Executive Officer, Senior Executive Vice President and Chief Operating Officer and Executive Vice President and Chief Financial Officer, who constitute our “named executive officers”. For more information related to the processes and procedures of the Committee in determining the compensation for our named executive officers, including the role of any executive officer in this process, see “Information Regarding Corporate Governance and Board and Committee Meetings – Board Committees – Compensation Committee,” above.

Compensation Consultant and Peer Group

Beginning in 2006, the Committee engaged Watson Wyatt & Company, a nationally recognized compensation consulting firm, to provide suggestions regarding the design of a long-term incentive program for 2007 and beyond, which the Committee took into account when it considered incentive awards for 2007 performance.

In making compensation decisions, the Committee periodically compared the Company’s compensation programs and performance to certain peer group companies. These peer group companies, (who were recommended by Watson Wyatt & Company as our peers,) were: Kimco Realty Corporation; Federal Realty Investment Trust; Developers Diversified Realty Corporation; Acadia Realty Trust; Regency Centers Corporation; Weingarten Realty Investors; Inland Real Estate Corporation; Cedar Shopping Centers, Inc.; Ramco-Gershenson Properties Trust; and Equity One, Inc. (the “Peer Group”). In addition, when making compensation decisions, the Committee also compares the total return on investment of our common shares to that of the return on an investment in the NAREIT All Equity Index and the S&P 500 Index.

Components of Executive Compensation

The following describes the components of compensation that form the basis for the Committee’s compensation decisions for 2007, including why we pay each component and how the Committee determined the amounts to pay our named executive officers.

Base Salaries

Base salaries are intended to provide our named executive officers with a fixed and certain amount of compensation for services provided. The Committee determines the base salary level of our named executive officers by evaluating, among other things, the responsibilities of the position held, the experience of the individual and the salaries of similarly-situated employees in the Peer Group. Base salaries for named executive officers typically are established in the first quarter of the year and made effective as of April 1.

Each of our named executive officers has an employment agreement with the Company. Each employment agreement prohibits the executive’s base salary from being reduced by us during the term of the agreement. Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year. The Committee has complete discretion to determine whether an increase in a named executive officer’s base salary is merited.

In February 2007, the Committee approved increases of 5% in base salaries for our named executive officers (other than Mr. Alvin E. Kite, Jr., our Chairman), as set forth in the following table:

Name	Title	2006 Base Salary	2007 Base Salary	% Change

Alvin E. Kite, Jr.	Chairman of the Board	$150,000	$150,000	0.0%
John A. Kite	President and Chief Executive Officer	$345,000	$362,250	5.0%
Thomas K. McGowan	Senior Executive Vice President of Development and Chief Operating Officer	$290,000	$304,500	5.0%
Daniel R. Sink	Executive Vice President and Chief Financial Officer	$240,000	$252,000	5.0%

The Committee viewed the increase as an important retention tool, not only with respect to the named executive officers but also for our other senior managers, all of whom also received salary increases.

The Committee did not increase the base salary of Mr. Alvin E. Kite, Jr. in 2007, which salary was originally established in August 2004 at the time of the Company’s initial public offering. In making this determination, the Committee considered, in part, the substantial equity position that Mr. Kite has in the Company. In March 2008, the Committee determined to increase Mr. Kite’s base salary to $300,000 per year, which equals the amount Mr. Kite has received in aggregate salary and bonus for 2006 and 2007, with the expectation that no annual bonus will be paid to Mr. Kite in the future.

Annual Incentive Awards and Related Discretionary Bonuses
Our Bonus Plan

We have adopted an Executive Bonus Plan (the “Bonus Plan”) to provide for bonuses to motivate and reward the Company’s named executive officers. Under the Bonus Plan, the Committee approves in advance the performance targets that will determine any bonus awarded to each named executive officer, other than Mr. Alvin E. Kite, Jr., to the extent that the targets are ultimately attained. Awards of all bonuses under the Bonus Plan are subject to the final approval of the Committee after the performance targets that determine such bonus are measured. Historically, the Committee has determined the bonus for Mr. Alvin E. Kite, Jr. on a discretionary basis each year, and any such bonus has not been tied to any pre-established performance targets.

Bonus Plan Performance Targets and Award Formula

For 2007, the Committee determined that bonuses would be based on (i) a financial target and (ii) certain operating targets. The 2007 financial target was Funds From Operations (FFO) per share, a widely-accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts. The operating targets were the consummation of certain qualifying acquisitions and/or development projects. The Bonus Plan award calculation for Messrs. John A. Kite, McGowan and Sink was weighted 70% for our annual FFO results, 10% for accretive acquisitions and 20% for qualifying development projects. The Bonus Plan award formula is weighted more heavily towards achievement of the FFO target, which is objective and easily measurable. The relative weight given to the targets is consistent with the Committee’s view that Messrs. John A. Kite, McGowan and Sink are principally accountable for the company's financial performance as a whole and, to a lesser degree, for effecting successful acquisitions and development projects.

In early 2007, the Committee established FFO targets that ranged from $1.18 per share to $1.31 per share or higher. With respect to the consummation of acquisitions, the Committee established targets ranging from $45 million to $91 million or higher. In order for an acquisition to have been counted toward reaching the target, it must have been projected to be accretive to our earnings in the second year after the acquisition. For certain qualifying development project starts, the Committee established targets ranging from $75 million to $121 million or higher.

For each of these three performance targets, the Committee established “threshold,” “target,” “superior” and “outperformance” bonus levels based on where the results fell within the established ranges. Depending on what bonus level was attained, the named executive officer received a bonus expressed as a multiple of his base salary. For example, if the “threshold” level for a performance target was reached, a named executive might receive a bonus of 30% of his base salary, while if the “outperformance” level was reached, the bonus might increase to 125% of his base salary. For Mr. John A. Kite, this range was 50% to 200% of base salary; for Mr. McGowan, the range was 40% to 175%; and for Mr. Sink, the range was 30% to 125%. In 2007, FFO was attained at the “target” level, the minimum threshold for acquisitions was not attained and development project starts were attained at the “threshold” level. These results for FFO, acquisitions and development project starts resulted in bonus awards for the named executive officers in the following amounts: Mr. John A. Kite, $289,800; Mr. McGowan, $194,880; and Mr. Sink, $129,780.

The Committee made their final approval of the 2007 bonuses in February 2008 and determined that 25% of Messrs. John A. Kite, McGowan and Sink’s bonus would be paid in restricted shares that would vest ratably over three years from the date of issuance. The remaining 75% could be paid in cash, or in lieu of cash, the named executive officer could elect to have that amount paid in additional restricted shares that would vest over three years from the date of issuance. As an incentive to choose the additional restricted share grant instead of the cash bonus, the Committee decided to grant a discretionary restricted share bonus equal to 40% of any additional restricted shares issued to an executive officer at this election. This discretionary restricted share award vested ratably over five years from the date of issuance. Each named executive officer chose to have his 2007 bonus paid entirely in restricted shares. By way of example, Mr. John A. Kite earned a 2007 bonus of $289,800, 75% of which (or $217,350) he had the option to receive restricted shares in lieu of cash. Mr. Kite chose to receive the restricted shares, and therefore he received additional restricted shares with a value of $86,940 (40% multiplied by $217,350).

In the case of Alvin E. Kite, Jr., the Company’s Chairman, the Committee approved a discretionary bonus in the amount of $150,000, all of which is payable in restricted shares that vest ratably over three years from the date of grant. This bonus was awarded as a result of, among other things, continued growth in FFO in 2007 and in recognition of Mr. Kite’s role and responsibilities as Chairman of the Company. In light of the increase in Mr. Kite’s salary for 2008, as described above, the Committee does not anticipate that Mr. Kite will receive a bonus with respect to 2008.

The table below sets forth the aggregate bonus paid to each named executive officer for 2007:

		2007 Awards Related to Our Bonus Plan

Name	Title	2007 Performance Bonus	% of Base Salary	Discretionary Bonus	Total(1)

Alvin E. Kite, Jr.	Chairman of the Board	N/A	N/A	$150,000	$150,000

John A. Kite	President and Chief Executive Officer	$289,800	80%	$86,940	$376,740

Thomas K. McGowan	Senior Executive Vice President of Development and Chief Operating Officer	$194,880	64%	$58,464	$253,344

Daniel R. Sink	Executive Vice President and Chief Financial Officer	$129,780	52%	$38,934	$168,714

(1)

Does not include additional share options that were issued to our named executive officers in March 2008 on a discretionary basis that were unrelated to the Bonus Plan. See “Grant of Share-Based Incentive Compensation Awards – 2007 Awards” below.

Grant of Share-Based Incentive Compensation Awards

Types of Awards and Grant Procedures

All share-based compensation awards are granted by the Committee. The grant date of such awards is established when the Committee approves the grant and all key terms have been determined. In some cases, the Committee may select a future date as the grant date, so that the effective date of the grant is after the release of an earnings announcement or other material news. For example, this year the Committee approved grants of restricted shares on February 5, 2008, but since the Company was scheduled to release earnings on February 7, 2008, the Committee set a grant date of February 12, 2008, so that the calculation of the number of restricted shares to be issued would reflect a fully-informed market price for our common shares. Consistent with its past practice, the Board established the pricing date for these restricted shares to be the closing market price of the Company’s common stock on the NYSE on the date preceding the date of grant. The Committee may from time to time authorize the Chief Executive Officer to approve award grants to lower level employees. Any such grants are ratified by the Committee. The exercise price of the share options granted, as required by our 2004 Equity Incentive Plan, is equal to the closing market price of the our common shares on the NYSE on the date preceding the date of grant.

2007 Awards

As described in footnote 3 to the “Grants of Plan-Based Awards in 2007” table in “Compensation of Executive Officers and Trustees” below, in February 2007, the restricted share portion issued for 2006 performance was issued and the named executive officers received the following number of shares (such shares being equal to the amount earned by the executive officer divided by the closing price of our common stock on February 22, 2007): Mr. John Kite received 6,053 restricted shares; Mr. McGowan received 4,911 restricted shares; and Mr. Sink received 3,129 restricted shares. In addition, the Committee awarded each named executive officer restricted shares equal to 50% of the cash value of the 2006 bonus that was paid to him in the form of restricted shares. The cash amounts for the named executive officers translated into the following additional number of restricted shares: Mr. Alvin E. Kite, Jr. received 3,655 restricted shares; Mr. John A. Kite received 3,026 restricted shares; Mr. McGowan received 2,456 restricted shares; and Mr. Sink received 1,564 restricted shares.

In addition to the restricted shares that were issued to the named executive officers with respect to 2007 performance as part of the Bonus Plan, as described above in “Annual Incentive Awards and Discretionary Bonuses – Bonus Plan Performance Targets Award Formula,” the Committee approved an additional long-term equity incentive compensation award to three of the named executive officers in March 2008. This particular award was made for the first time in 2008 at the discretion of the Committee and was made in recognition of the Company’s 2007 performance. In particular, the Committee considered (i) the Company’s growth in FFO per share in comparison to the Peer Group in 2007 (in which the Company performed at the mid-point of the Peer Group), and (ii) the total return on an investment in our common shares in 2007 as compared to the return on an investment in the NAREIT All Equity Index and the S&P 500 Index.

After considering these factors, the Committee awarded an aggregate long-term incentive award to each of Messrs. John A. Kite, McGowan and Sink equal to the amount of the bonus awarded to each such individual for 2007, or $289,800 to Mr. John A. Kite, $194,880 to Mr. McGowan and $129,780 to Mr. Sink. These awards were payable in restricted shares or share options, at the option of the recipient, with options being valued using a Black-Scholes valuation methodology. Each of the individuals elected to receive share options, and as a result Mr. Kite was awarded options to purchase 202,657 shares at an exercise price of $12.29 (the closing price on March 6, 2008, the day preceding the date of the grant), Mr. McGowan was awarded options to purchase 136,280 shares, and Mr. Sink was awarded options to purchase 90,755 shares. These options will vest ratably over five years.

Change of Control Benefits

Change of control provisions in our named executive officers’ employment agreements allow an executive to terminate his employment agreement with us upon a change in control, triggering a payment and an acceleration of certain rights. For a description of the material terms and conditions of these agreements, see “Potential payments upon termination or change-in-control” below. The use of this mechanism reflects our desire that the named executive officers have the opportunity to fully recognize the value of their equity awards at the time of a change in control to the same extent as our shareholders. We also believe it can be an important retention incentive during what can often be an uncertain time for executives and provide such executives with additional monetary motivation to complete a transaction that our Board believes is in the best interests of our shareholders.

Other Compensation Plans and Personal Benefits

We maintain a defined contribution plan (the “401(k) Plan”). All of our full-time employees are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code. All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account while contributions we may make vest over a period of up to five years in the participant’s account. We may make “matching contributions” equal to a discretionary percentage of up to three percent of a participant’s salary. During 2007, we made “matching contributions” totaling $25,245 to the named executive officers.

We periodically provide certain benefits to our executive officers that we feel are important to attract and retain talented executives. These benefits included the following in 2007: payments related to health care and life insurance premiums, and an automobile allowance. These benefits provided to our named executive officers in 2007 are described in the Summary Compensation Table, below. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (excluding the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. The Company believes, however, that because of the structure of the Company and its affiliates, it does not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company's taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

WILLIAM E. BINDLEY (Chairman)
EUGENE GOLUB
MICHAEL L. SMITH

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Trustees are William E. Bindley, Eugene Golub and Michael L. Smith, each of whom is an independent trustee. None of these trustees, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee or our Board of Trustees.

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following tables contain certain compensation information for our named executive officers. Named executive officers consist of anyone who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year, and our other only two executive officers who earned at least $100,000 in total compensation during 2007.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal year ended December 31, 2007 and December 31, 2006 to the named executive officers.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total

Alvin E. Kite, Jr., Chairman	2007	$150,000	$98,750	$30,000	$—	$18,013		$296,763
	2006	$150,000	$27,500	$30,000	$—	$16,348		$223,848

John A. Kite, President and Chief Executive Officer	2007	$358,125	$89,425	$40,000	$—	$25,935	(5)	$513,485
	2006	$340,000	$29,792	$40,000	$124,200	$15,829		$549,821

Thomas K. McGowan, Senior Executive Vice President of Development and Chief Operating Officer	2007	$300,875	$73,689	$30,000	$—	$27,683	(5)	$432,247
	2006	$286,250	$25,208	$30,000	$100,775	$24,629	(5)	$466,862

Daniel R. Sink, Executive Vice President and Chief Financial Officer	2007	$249,000	$45,267	$20,000	$—	$27,580	(5)	$341,847
	2006	$232,500	$15,278	$20,000	$64,200	$24,461	(5)	$356,439

____________________
(1)

“Salary” column represents total salary earned in fiscal years ended December 31, 2007 and December 31, 2006. All named executive officers except Mr. Alvin A. Kite, Jr. received a salary increase effective April 1, 2007.

(2)

The amounts in “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized by us for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with SFAS 123(R), of equity awards issued pursuant to our Equity Incentive Plan, disregarding any estimates based on forfeitures relating to service-based vesting conditions (for each year, to the extent that the compensation cost of the awards granted was recognized in our consolidated financial statements contained in our Form 10-K for the relevant year). Assumptions used in the calculation of these amounts are included in Footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(3)

The amounts in “Non-Equity Incentive Plan Compensation” column reflect the annual cash incentive awards paid to our named executive officers under our Bonus Plan in 2006 (representing 50% of the total award made to each named executive officers in 2006; the remaining 50% was settled in the form of restricted shares in February 2007). We did not pay any of our named executive officers annual cash incentive awards for 2007 because all awards under the Bonus Plan in 2007 were paid in the form of restricted shares. For information related to these awards in 2007, see “Compensation Discussion and Analysis” above.

(4)	The amount shown in “All Other Compensation” column reflects for each named executive officer:

	•	the automobile allowance that we incurred for each named executive officer;
	•	the value of premiums paid pursuant to health insurance benefits provided by the Company; and
	•	the value of premiums paid pursuant to life insurance benefits provided by the Company.

The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites or benefits received by such named executive officer.

(5)	For Messrs. John A. Kite, McGowan and Sink, this amount also includes matching contributions allocated by the Company pursuant to the 401(k) Plan.

Grant of Plan-Based Awards in 2007

The following table sets forth information concerning the grants of plan-based awards made to each named executive officer in the fiscal year ended December 31, 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)				All Other Stock Awards: Amount of Bonus Granted in Shares of Stock ($)	Full Grant Date Fair Value of Stock and Option Awards

Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Superior ($)	Out- Performance ($)

Alvin E. Kite, Jr., Chairman	N/A	N/A	N/A	N/A	N/A
	2/23/2007					10,965(3)	$225,000

John A. Kite, President and Chief Executive Officer		$181,125	$362,250	$543,335	$724,500
	2/23/2007					9,079(3)	$186,300

Thomas K. McGowan, Senior Executive Vice President of Development and Chief Operating Officer		$121,800	$243,600	$365,400	$532,875
	2/23/2007					7,367(3)	$151,163

Daniel R. Sink, Executive Vice President and Chief Financial Officer		$75,600	$163,800	$252,000	$315,000
	2/23/2007					4,693(3)	$96,300

____________________
(1)

The amounts shown in the table reflect the “Threshold”, “Target”, “Superior” and “Out-performance” amount of compensation that could be earned by our named executive officers pursuant to our Bonus Plan. While these measures are denominated in dollars under our Bonus Plan, awards were payable in restricted shares in 2007. See footnote 2 regarding the number of restricted shares that the cash amounts translated to in 2007. For additional terms of our Bonus Plan, including an explanation of the “Threshold”, “Target”, “Superior” and “Out-performance” measures, see "Compensation Discussion and Analysis" above.

(2)

The “Threshold”, “Target”, “Superior” and “Out-performance” payout amounts for 2007 performance were established in early 2007 by the Compensation Committee. The 2007 awards under the Bonus Plan paid to Messrs. John A. Kite, McGowan and Sink were settled entirely in restricted shares. These restricted shares were issued to the named executive officers on February 12, 2008 after final approval by the Compensation Committee in the following amounts (such shares being equal to the amount cash earned by each named executive officer under our Bonus Plan divided by the closing price of our common stock on February 11, 2008): Mr. John A. Kite received 22,729 restricted shares; Mr. McGowan received 15,285 restricted shares; and Mr. Sink received 10,179 restricted shares. These restricted shares vest ratably over a three-year period from the grant date. In addition, because we treat restricted shares in the same manner as our common shares, dividends are paid on restricted shares at the same rate as dividends paid on all other outstanding common shares.

(3)

The restricted share portion issued for 2006 performance was issued on February 23, 2007 and the named executive officers received the following number of shares (such shares being equal to the amount earned by the executive officer divided by the closing price of our common stock on February 22, 2007): Mr. John Kite received 6,053 restricted shares; Mr. McGowan received 4,911 restricted shares; and Mr. Sink received 3,129 restricted shares. In addition, the Compensation Committee in 2007 approved a discretionary compensation grant of restricted shares to each of our named executive officers. The amount of the grant for each named executive officer was equal to 50% of the cash value of the 2006 bonus that was paid to him in the form of restricted shares. In the case of Mr. Alvin E. Kite, Jr., who received $150,000 of restricted shares for his 2006 bonus (equal to 100% of his 2006 bonus), the Compensation Committee approved an additional grant of $75,000 of restricted shares. In the case of Messrs. John A. Kite, McGowan and Sink, this additional grant of restricted shares was equal to 25% of their 2006 bonus (since 50% of their 2006 bonuses were paid in restricted shares). Thus, in February 2007, Messrs. John A. Kite, McGowan and Sink received additional grants of restricted stock with a value of $62,100, $50,388 and $32,100, all of which vest ratably over three years from the date of grant. These cash amounts for the named executive officers translated into the following additional number of restricted shares (such shares being equal to the dollar amount earned by the specific named executive officer divided by the closing price of our common stock on February 22, 2007): Mr. Alvin E. Kite, Jr. received 3,655 restricted shares; Mr. John A. Kite received 3,026 restricted shares; Mr. McGowan received 2,456 restricted shares; and Mr. Sink received 1,564 restricted shares. All of these restricted shares vest ratably over three years from the grant date.

Additional information related to Summary Compensation Table and Grant of Plan Based-Awards Table

Employment Agreements

As described below under "Potential payments upon termination or change-in-control", we have entered into employment agreements with each of our named executive officers. Pursuant to their agreements, Messrs. Alvin E. Kite, Jr., John A. Kite, McGowan, and Sink have agreed to serve, respectively, as (a) chairman of our Board of Trustees, (b) our president and chief executive officer, (c) our senior executive vice president of development and chief operating officer, and (d) our executive vice president and chief financial officer. The terms of each of these agreements, which were due to end December 31, 2007, include automatic one-year renewals unless either we or the officer elected not to renew the agreement. Each of these agreements was automatically renewed through December 31, 2008.

Under the agreements, the named executive officers are entitled to receive a minimum base salary, subject in each case to annual increases in the sole discretion of our Board of Trustees or a committee thereof. The provisions of the employment agreement do not permit the executive’s base salary to be reduced by us during the term of the agreement. Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year. Each named executive officer also is eligible to participate in our Bonus Plan, the terms of which are established by the Compensation Committee. The threshold, target, superior and out-performance payout amounts under the Bonus Plan related to 2007 performance were established by the Compensation Committee in early 2007. Messrs. Alvin E. Kite, Jr., John A. Kite, McGowan and Sink received the entire amount of their 2007 bonus in the form of restricted shares.

In addition, in accordance with their respective employment agreement, each named executive officer participates in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we have adopted or adopt in the future. Each named executive officer also receives an annual automobile allowance of $9,000.

Bonus Plan and Equity Awards

Please refer to “Compensation Discussion and Analysis”, the “Summary Compensation Table” and the “Grants of Plan Based Awards in 2007”, including the footnotes to such tables, for a discussion of the material features of our Bonus Plan and equity grants.

Outstanding Equity Awards at Fiscal Year-End December 31, 2007

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2007.

	Option Awards (1)				Stock Awards (2)

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Alvin E. Kite, Jr., Chairman	100,000	50,000	$13.00	8/16/2014
					14,718	$224,744	N/A	N/A

John A. Kite, President and Chief Executive Officer	133,333	66,667	$13.00	8/16/2014
					13,144	$200,709	N/A	N/A

Thomas K. McGowan, Senior Executive Vice President of Development and Chief Operating Officer	100,000	50,000	$13.00	8/16/2014
					10,806	$165,008	N/A	N/A

Daniel R. Sink, Executive Vice President and Chief Financial Officer	66,667	33,333	$13.00	8/16/2014
					6,778	$103,500	N/A	N/A

____________________
(1)

Option awards vest over five years and expire ten years from the grant date. 20% of the options vested on the one-year anniversary of the grant date (August 16, 2005) and the remaining options vest ratably over the next 48 months.

(2)

Represents restricted share awards granted prior to January 1, 2008, all of which vest ratably over three years beginning on the first anniversary date of the grant and are not subject to any performance criteria.

(3)	Based on the closing share price on December 31, 2007 of $15.27.

Stock Vested in 2007

The following table sets forth the amounts and value of stock vested for each named executive officer as of December 31, 2007.

	Stock Awards (1)

Name and Principal Position	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)

Alvin E. Kite, Jr., Chairman	1,876	$38,965

John A. Kite, President and Chief Executive Officer	2,033	$42,225

Thomas K. McGowan, Senior Executive Vice President of Development and Chief Operating Officer	1,720	$35,724

Daniel R. Sink, Executive Vice President and Chief Financial Officer	1,042	$21,642

____________________
(1)

On February 9, 2006, the named executive officers received the following amount of restricted shares: Alvin E. Kite, Jr. received 5,629 restricted shares, John A. Kite received 6,098 restricted shares, Thomas K. McGowan received 5,159 shares, and Daniel R. Sink received 3,127 shares. These restricted shares vest ratably over 3 years beginning on the first anniversary of the grant date.

(2)	Value realized on vesting was determined using the closing price of our common shares on February 9, 2007 ($20.77), the date that the restricted shares vested.

Potential payments upon termination or change-in-control

Various Termination Events

The following discussion summarizes the amounts that we may be required to pay our named executive officers in connection with the following termination events: (i) death or disability of the named executive officer; (ii) termination by us without “cause” or by the executive for “good reason” (which such definitions include a “change in control” of the Company); (iii) in the case of Mr. Alvin E. Kite, Jr. only, his retirement; and (iv) the non-renewal of a named executive officer’s employment agreement. The potential payments to our named executive officers will vary depending on which one of these termination events occur.

Death or Disability; Retirement of Mr. Alvin E. Kite, Jr.

In the event any named executive officer’s employment agreement is terminated for disability or death (and, in the case of Mr. Alvin E. Kite, Jr. only, if he retires), he or the beneficiaries of his estate (as applicable) will receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro rated bonus for the year of termination (equal to the target bonus for that year); and (iv) all unvested equity awards shall immediately vest and become fully exercisable.

Termination by us for "Cause" or by the named executive officer without “Good Reason"

If we terminate any named executive officer’s employment agreement for “cause” or an executive (other than Mr. Alvin E. Kite, Jr.) terminates his employment agreement without “good reason,” the executive will only receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; and (iii) any unpaid bonus earned as of the date of termination for the year of termination.

Termination by us without "Cause" or by the named executive officer for "Good Reason”

If we terminate any named executive officer’s employment agreement without “cause” or an executive terminates his employment agreement for “good reason,” the executive will have the right to receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; (iii) a pro rated bonus for the year of termination (equal to the target bonus for that year), (iv) continued medical benefits for one year; (v) a cash payment equal to three times (two times with respect to Mr. Sink) the sum of his annual salary as of the date of the termination event and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink); (vi) all unvested equity awards shall immediately vest and become fully exercisable; and (vii) in the case of a change in control only, a payment in an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Each of the employment agreements defines “cause” as an executive’s (i) conviction for a felony; (ii) commission of an act of fraud, theft or dishonesty related to his duties; (iii) willful and continuing failure or habitual neglect to perform his duties; (iv) material violation of confidentiality covenants or non-competition agreement; or (v) willful and continuing breach of the employment agreement.

Each of the employment agreements defines “good reason” as (i) a change in control of our Company; (ii) a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; (iii) a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; (iv) our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; (v) our material and willful breach of the employment agreement; or (vi) our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana.

Each of the employment agreements defines “change in control” generally as (i) the dissolution or liquidation of our Company; (ii) the merger, consolidation, or reorganization of our Company in which we are not the surviving entity or immediately following which the persons or entities who were owners of voting securities of us immediately prior to the transaction do own more than 50% of the voting securities of the surviving entity immediately thereafter; (iii) a sale of all or substantially all of our assets; (iv) any transaction that results in any person or entity or “group” (other than persons who are our shareholders or affiliates immediately prior to the transaction) owning 30% or more of the combined voting power of our stock; or (v) individuals who, as of the date of the employment agreement, constitute our incumbent board of directors cease to constitute at least a majority of the our board.

Non-renewal of Employment Agreement

If we elect not to renew any named executive officer’s employment agreement, the executive will receive from us (i) a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and (ii) the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink).

Quantification of Benefits under the Termination Events

The tables below set forth the amount that we would be required to pay each of the named executive officers under the termination events described above.

Alvin E. Kite, Jr.:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2007		For Cause or Without Good Reason Termination on 12/31/2007	Death, Disability, or Retirement on 12/31/2007		Non-Renewal of Employment Agreement

Non-Equity Incentive Plan Payment Earned in 2007	$—		$—	$—		$—
Accelerated Vesting of Non-Vested Equity Awards	338,244	(1)	—	338,244	(1)	—
Medical Benefits	13,339		—	—		—
Cash Severance	954,986	(2)	—	—		280,000

Total	$1,306,569		$—	$338,244		$280,000

____________________
(1)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by our closing stock price of $15.27 on December 31, 2007 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by the difference between the option exercise price of $13 and our closing stock price on December 31, 2007.

(2)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

John A. Kite:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2007		For Cause or Without Good Reason Termination on 12/31/2007		Death or Disability on 12/31/2007		Non-Renewal of Employment Agreement

Non-Equity Incentive Plan Payment Earned in 2007	$362,250	(1)	$362,250	(1)	$362,250	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	352,043	(2)	—		352,043	(2)	—
Medical Benefits	13,339		—		—		—
Cash Severance	2,237,568	(3)	—		—		606,650

Total	$2,965,200		$362,250		$714,293		$606,650

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus. Represents bonus based on the executive officer's target bonus for 2007.

(2)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by our closing stock price of $15.27 on December 31, 2007 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by the difference between the option exercise price of $13 and our closing stock price on December 31, 2007.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Thomas K. McGowan:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2007		For Cause or Without Good Reason Termination on 12/31/2007		Death or Disability on 12/31/2007		Non-Renewal of Employment Agreement

Non-Equity Incentive Plan Payment earned in 2007	$243,600	(1)	$243,600	(1)	$243,600	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	278,508	(2)	—		278,508	(2)	—
Medical Benefits	13,339		—		—		—
Cash Severance	1,806,509	(3)	—		—		491,643

Total	$2,341,956		$243,600		$522,108		$491,643

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus. Represents bonus based on the executive officer's target bonus for 2007.

(2)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by the closing stock price of $15.27 on December 31, 2007 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by the difference between the option exercise price of $13 and the closing stock price on December 31, 2007.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Daniel R. Sink:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2007		For Cause or Without Good Reason Termination on 12/31/2007		Death or Disability on 12/31/2007		Non-Renewal of Employment Agreement

Non-Equity Incentive Plan Payment earned in 2007	$163,800	(1)	$163,800	(1)	$163,800	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	179,166	(2)	—		179,166	(2)	—
Medical Benefits	13,339		—		—		—
Cash Severance	1,058,832	(3)	—		—		381,090

Total	$1,415,137		$163,800		$342,966		$381,090

____________________
(1)	The named executive officer would receive earned but unpaid salary and bonus. Represents bonus based on the executive officer's target bonus for 2007.

(2)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by the closing stock price of $15.27 on December 31, 2007 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2007 Table) multiplied by the difference between the option exercise price of $13 and the closing stock price on December 31, 2007.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Non-Competition Agreement

In addition to the employment agreements, each of the named executive officers have entered into noncompetition agreements with us. With respect to Messrs. Alvin E. Kite, Jr., John A. Kite and McGowan, the noncompetition agreements contain covenants not to compete for a period that is the longer of either (i) the three-year period beginning August 14, 2004 or (ii) the period of the executive’s employment plus an additional one-year period. With respect to Mr. Sink, the noncompetition agreement covers the period of his employment plus an additional one-year period. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. With respect to Messrs. Alvin Kite, John Kite and McGowan, the nonsolicitation covenant lasts for a period that is the longer of either (i) the three-year period beginning August 14, 2004 or the period of the executive’s employment plus an additional two-year period. With respect to Mr. Sink, the nonsolicitation covenant lasts for a period of his employment plus an additional two-year period.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. We pay our non-employee trustees $1,000 per board or committee meeting and we reimburse them for their reasonable business expenses incurred in connection with their attendance at board meetings. Non-employee trustees receive a $25,000 annual retainer and non-employee trustee committee chairs are paid an additional annual retainer ranging from $5,000 to $10,000. Our lead independent trustee also receives a $10,000 annual retainer. In addition, each of these trustees received, upon initial election to our board, 3,000 restricted shares that vest one year from the date of grant, and receive annually each year after their initial election, restricted shares with a value of $15,000.

From May 2005 through June 2006, one-half of the $25,000 annual retainer was paid in cash and one-half was paid through the issuance of our common shares under our 2004 Equity Incentive Plan. In June 2006, the Board of Trustees adopted the Trustee Deferred Compensation Plan (the “Trustee Plan”), which provides a deferred compensation arrangement for non-employee trustees of the Company. Under the Trustee Plan, each non-employee trustee may elect to defer eligible fee and retainer compensation until such time as the trustee’s participation on the Board of Trustees is terminated. Compensation which is deferred vests immediately and is credited as a number of deferred share units (“share units”) to an individual account for each trustee. A share unit represents an unfunded right to receive one of the Company’s common shares at a future date. Share units are credited with dividend equivalents to the extent dividends are paid on the Company’s common shares.

Mr. Eugene Golub and Mr. Michael Smith were the only non-employee trustees who elected to receive share units. During 2007, we credited Mr. Golub’s and Mr. Smith’s accounts with 2,895 and 1,716 share units, respectively.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board of Trustees has established guidelines for non-management trustees regarding ownership of our common shares. According to these guidelines, each non-management trustee should own common shares with a value equal to approximately four times the annual retainer paid to trustees and should achieve this share ownership level within five years after being appointed to the Board (or by February 10, 2010 in the case of persons who were trustees on the date the guidelines were adopted).

The following table provides information on the compensation of our trustees for the fiscal year ended December 31, 2007. Mr. Alvin E. Kite, Jr. and Mr. John A. Kite received no separate compensation for their services as trustees of the Company.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Total

William E. Bindley	$43,024	$37,226	(2)	$80,250

Dr. Richard A. Cosier	$26,524	$37,226	(2)	$63,750

Eugene Golub	$100	$57,650	(3)	$57,750

Gerald L. Moss	$31,524	$37,226	(2)	$67,750

Michael L. Smith	$36,524	$37,226	(2)	$73,750

____________________
(1)

The amounts in “Stock Awards” column reflect the dollar amount recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R), of these equity awards granted pursuant to the Equity Incentive Plan, disregarding any estimates based on forfeitures to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(2)	The grant date fair value for stock awards granted in fiscal year 2007 calculated in accordance with SFAS 123(R) was $27,475.
(3)	The grant date fair value for stock awards granted in fiscal year 2007 calculated in accordance with SFAS 123(R) was $47,900.

Outstanding Trustee Equity Awards at Fiscal Year-End December 31, 2007

The following table provides information on the aggregate number of stock awards outstanding as of the fiscal year ended December 31, 2007 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Restricted Share Awards Vested during 2007 (#)	Unvested Restricted Share Awards Outstanding as of December 31, 2007 (#)	Total

William E. Bindley	1,748	1,691	3,439

Dr. Richard A. Cosier	1,748	1,691	3,439

Eugene Golub(1)	750	750	1,500

Gerald L. Moss	1,748	1,691	3,439

Michael L. Smith(1)	750	750	1,500

____________________
(1)

As discussed above under “Trustee Compensation,” each trustee receives an annual restricted share grant with a value of $15,000. Mr. Eugene Golub and Mr. Michael Smith were the only non-employee trustees who elected to receive their annual grant in share units. During 2007 and 2006, in lieu of restricted shares, we credited both Mr. Golub’s and Mr. Smith’s deferred share unit accounts with 941 and 998 share units, respectively. As described above, deferred share units are not subject to vesting and therefore are not included in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2007.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders	961,993	13.79	886,813
Equity compensation plans not approved by shareholders	—	N/A	—

Total	961,993	13.79	886,813

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Smith, Cosier and Moss. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 with our management.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board, Standard No. 1, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from management and the Company. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that our audited financial statements for 2007 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Trustees

MICHAEL L. SMITH (Chairman)
DR. RICHARD A. COSIER
GERALD L. MOSS

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of Kite Realty Group, L.P., which we refer to as the operating partnership, as of the record date by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Name and Principal Position	Number of Shares and Units Beneficially Owned	% of All Shares (1)	% of All Shares and Units (2)

Alvin E. Kite, Jr. (3)	4,505,034	13.75%	12.00%
John A. Kite (4)	3,233,898	10.15%	8.61%
Thomas K. McGowan (5)	1,632,498	5.33%	4.35%
Daniel R. Sink (6)	157,990	*	*
William E. Bindley	59,357	*	*
Eugene Golub (7)	39,260	*	*
Michael L. Smith	18,148	*	*
Gerald L. Moss	18,057	*	*
Dr. Richard A. Cosier	5,696	*	*

All trustees and executive officers as a group (9 persons) (8)	8,869,938	24.35%	23.51%
More than Five Percent Beneficial Owners
ABN-AMRO Asset Management, Inc.(9)	2,846,237	9.79%	7.61%
Heitman Real Estate Securities, LLC (10)	2,684,539	9.23%	7.18%
Columbia Wanger Asset Management, L.P.(11)	2,404,300	8.27%	6.43%
T. Rowe Price Associates, Inc. (12)	2,194,800	7.55%	5.87%
The Vanguard Group, Inc. (13)	1,888,200	6.49%	5.05%

____________________
*	Less than 1%

(1)

The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 29,076,441 common shares outstanding as of March 20, 2008, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 20, 2008, and (c) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s).

(2)

The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 29,076,441 common shares outstanding as of March 20, 2008, (b) 8,338,248 limited partnership units outstanding as of March 20, 2008 (other than such units held by us), (c) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 20, 2008, and (d) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s).

(3)

Includes 746,125 common shares (20,951 of which are restricted subject to time vesting) and 2,210,489 limited partnership units owned directly by Alvin E. Kite, Jr., 72,845 common shares owned by Alvin E. Kite, Jr.’s spouse,112,500 common shares which Alvin E. Kite, Jr. has the right to acquire upon exercise of common share options, 192,307 limited partnership units held by an irrevocable trust for the benefit of Alvin E. Kite, Jr.’s son, 70,768 limited partnership units held by a grantor retained annuity trust, 200,000 limited partnership units held by a grantor retained annuity trust, 100,000 limited partnership units held by a grantor retained annuity trust, and 800,000 limited partnership units held jointly with John A. Kite through a limited liability company.

(4)

Includes 430,003 common shares (37,632 of which are restricted subject to time vesting) and 1,543,895 limited partnership units owned directly by John A. Kite, 10,000 common shares owned by John A. Kite’s spouse, 150,000 common shares which John A. Kite has the right to acquire upon exercise of common share options, 200,000 limited partnership units held by a grantor retained annuity trust, 100,000 limited partnership units held by a grantor retained annuity trust, and 800,000 limited partnership units held jointly with Alvin E. Kite, Jr. through a limited liability company.

(5)

Includes 96,980 common shares (26,501 of which are restricted subject to time vesting) and 1,276,218 limited partnership units owned directly by Thomas K. McGowan, 5,000 common shares owned by Thomas K. McGowan’s spouse, 112,500 common shares which Thomas K. McGowan has the right to acquire upon exercise of common share options, and 141,800 limited partnership units held by a grantor retained annuity trust.

(6)

Includes 21,452common shares (17,403 of which are restricted subject to time vesting) and 61,538 limited partnership units owned directly and 75,000 common shares which Daniel R. Sink has the right to acquire upon exercise of common share options.

(7)	Includes 28,900 common shares owned through a trust.

(8)

The 800,000 limited partnership units held jointly by Alvin E. Kite, Jr. and John A. Kite through a limited liability company (see footnotes 3 and 4) were only counted once for purposes of calculating total amount of shares and units beneficially amount of shares owned by our trustees and executive officers.

(9)

Based on information provided in Schedule 13G filed on March 3, 2008, ABN-AMRO Asset Management, Inc has sole voting power with respect to 2,647,716 shares and sole dispositive power with respect to 2,846,237 shares.

(10)

Based on information provided in Schedule 13G filed on February 12, 2008, Heitman Real Estate Securities, LLC has sole voting power with respect to 828,955 shares and voting power with respect to 2,684,539 shares and sole dispositive power with respect to the entire number of these shares. Heitman Real Estate Securities LLC serves as sub-investment adviser to certain investment companies and separate account clients, all of whom have given dispositive power to Heitman Real Estate Securities LLC the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, these 2,684,539 shares. The address to Heitman Real Estate Securities, LLC is 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606.

(11)

Based on information provided in Schedule 13G filed on January 28, 2008, Columbia Wanger Asset Management, L.P. has sole voting power with respect to 2,149,300 shares and shared voting power with respect to 255,000 shares and sole dispositive power with respect to the entire number of these shares. The shares reported in the Schedule 13G include the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(12)

Based on information provided in a Schedule 13G filed on February 13, 2008, T. Rowe Price Associates, Inc. has sole voting power with respect to 199,200 shares and sole dispositive power with respect to 2,194,800 shares. T. Rowe Price Associates, Inc. serves as the investment advisor of various registered investment companies and investment advisory clients, including T. Rowe Price Small-Cap Value Fund, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. reported that it is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaimed that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(13)

Based on information provided by The Vanguard Group, Inc. in a Schedule 13G filed with the SEC on February 13, 2008. The Vanguard Group, Inc. has sole voting power with respect to 26,361 shares and shared voting power with respect to 1,888,200 shares and sole dispositive power with respect to the entire number of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

The Company has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, and if necessary approved, first by the Governance Committee, and if appropriate, a majority of the disinterested trustees of the Board of Trustees. The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting to the chief financial officer any proposed transaction with a related person. Upon notification, the chief financial officer begins collecting information regarding the transaction and notifies the Governance Committee Chairperson of such transaction. The Chairperson of the Governance Committee determines whether the proposed transaction is required to be, or otherwise should be, reviewed by the Governance Committee.

If the proposed transaction is required to be approved by a majority of the disinterested members of the Board of Trustees in accordance with the Company’s declaration of trust or Corporate Governance Guidelines, the Governance Committee makes a recommendation regarding the proposed transaction and the disinterested trustees determine whether it is appropriate and advisable for the Company to engage in the proposed transaction. If the transaction involves a trustee, that trustee does not participate in the action regarding whether to approve or ratify the transaction. If the proposed transaction is not required to be approved by a majority of the disinterested members of the Board of Trustees, the Governance Committee has the final authority to approve or disapprove the proposed transaction.

The following information summarizes our transactions with related parties. Other than as discussed below, there were no other transactions during 2007 that were subject to our related person transaction policy.

Contracts with KMI Management

KMI Management, LLC, in which Alvin E. Kite, Jr., John A. Kite, Paul Kite, son of Alvin E. Kite, Jr., and brother of John A. Kite, and Thomas K. McGowan own direct or indirect interests, leased from us the conference center at our corporate headquarters pursuant to a lease dated January 1, 2004 which we assumed in August 2004 in connection with our initial public offering. We earned approximately $96,720 in rent under this lease in 2007, of which approximately $7,600 was outstanding and due from KMI Management as of December 31, 2007. This lease was terminated as of January 1, 2008 in connection with the leasing of space at the building to the Indiana Supreme Court.

In 2006, we entered into an agreement to reimburse KMI Management for use of an airplane owned by KMI Management. This agreement allows for the use of the airplane for business related travel for an established reimbursement amount per hour plus applicable taxes. During 2007, expense reimbursement to KMI Management was $203,700 for the use of the airplane, of which approximately $76,000 was outstanding and due to KMI Management as of December 31, 2007.

Consulting Arrangement with Paul Kite

In August 2004, we entered into a consulting agreement with Paul Kite, son of Alvin E. Kite, Jr. and brother of John A. Kite, pursuant to which he will continue to assist us in identifying real estate retail and commercial development, construction, acquisition and operation projects. Under this agreement, Paul Kite is paid an annual consulting fee of $150,000. During the term of the agreement, Paul Kite will present to us potential real estate projects that he identifies, and we will have the right to pursue any such project. If we decline or fail to pursue the project, Paul Kite will be permitted to pursue such project himself. The consulting agreement terminated on December 31, 2007. Pursuant to this consulting agreement, we paid Paul Kite $150,000 in consulting fees in 2007.

Cost-Sharing and Other Agreements with Affiliates

In August 2004, we entered into a cost-sharing agreement with KMI Management, pursuant to which it reimburses us for the cost of administrative and other services we provide to KMI Management and we reimburse it for the cost of construction advisory, human resources and other services KMI Management provides to us. In 2007, no services were exchanged under the cost-sharing agreement with KMI Management. The cost-sharing agreements have a one-year term, but contain automatic one-year renewals unless either party elects not to renew the agreement. Decisions by us regarding termination or amendment of the cost-sharing agreements require the approval of a majority of the independent members of our Board of Trustees.

During 2005, we entered into fee-based construction management contracts for the build-out of condominiums in the Indianapolis Conrad Hotel with Circle Block Partners, LLC, which is the entity that owns the Conrad Indianapolis Hotel and condominiums, and in which Alvin E. Kite, Jr., John A. Kite, Paul Kite, and Thomas K. McGowan own direct interests. During 2007, we received payments from Circle Block Partners, LLC under these fee-based construction management contracts totaling approximately $298,600. In addition, in 2006, we entered into a facilities management agreement with Circle Block Partners, LLC and earned an annual fee of $100,000 in 2007 for such services of which approximately $50,200 was due to us as of December 31, 2007.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2007, with the exception that the Company was five business days late on one filing the Company made on behalf of Gerald Moss relating to the acquisition of 2,000 shares.

Other Matters to Come Before the 2008 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholders Proposals and Nominations for the 2009 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 12, 2008.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2009 annual meeting must be received no earlier than December 12, 2008 and no later than January 11, 2009.

Pursuant to SEC rules, if a shareholder notifies the Company after February 25, 2009 of an intent to present a proposal at the 2009 annual meeting of shareholders and the proposal is voted upon at the 2009 annual meeting, the

Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2008 annual meeting.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

* * * *

By Order of the Board of Trustees,

DAME PROUT
Secretary

Indianapolis, Indiana

April 11, 2008

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the
30 SOUTH MERIDIAN STREET	meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
SUITE 1100	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
INDIANAPOLIS, IN 46204	If you would like to reduce the costs incurred by Kite Realty Group Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kite Realty Group Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KITER1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KITE REALTY GROUP TRUST
The Board of Trustees recommends a vote “FOR” the nominees listed below in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.
					For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Proposal 1

1.	To elect seven trustees to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The nominees are as follows:				☐	☐	☐

	(01) Alvin E. Kite, Jr.	(05) Eugene Golub
	(02) John A. Kite	(06) Gerald L. Moss
	(03) William E. Bindley	(07) Michael L. Smith
(04) Dr. Richard A. Cosier

Vote on Proposal 2								For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the independent auditors for Kite Realty Group Trust for the fiscal year ending December 31, 2008.							☐	☐	☐

Vote on Proposal 3								For	Against	Abstain

3.	To approve the Kite Realty Group Trust 2008 Employee Share Purchase Plan.							☐	☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

	Signature	Date			Signature (Joint Owners)				Date

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KITE REALTY GROUP TRUST

PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2008

The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 11, 2008, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the common shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, 8th Floor, Indianapolis, Indiana on Tuesday, May 6, 2008 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 , “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND WITH RESPECT TO ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.